Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174596, 333-168842, 333-151663, 333-151660, 333-109474, 333-100238 and 333-53384 on Form S-8 and in Registration Statement Nos. 333-156276, 333-174597, 333-166859, 333-159606 and 333-64218 on Form S-3 of our reports dated March 13, 2012, relating to the financial statements of BioSante Pharmaceuticals, Inc., and the effectiveness of BioSante Pharmaceuticals Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of BioSante Pharmaceuticals, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 13, 2012